                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          (AMENDMENT NO. ___________)*


                       System Software Associates, Inc.
--------------------------------------------------------------------------------
                              (NAME OF ISSUER)

                  Common Stock, par value $0.0033 per share
--------------------------------------------------------------------------------
                       (TITLE OF CLASS OF SECURITIES)

                                87183-91-0
--------------------------------------------------------------------------------
                              (CUSIP NUMBER)

                             December 9, 1997
--------------------------------------------------------------------------------
           (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [ ]   Rule 13d-1(b)
          [X]   Rule 13d-1(c)
          [ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 1 of 9 Pages

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CUSIP No 87183-91-0
Page 2 of 9 Pages

-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Hambrecht & Quist Group
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  / /
     (b)  /X/
-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
-------------------------------------------------------------------------------
 NUMBER OF
  SHARES              5  SOLE VOTING POWER
BENEFICIALLY             -0-
  OWNED BY               ------------------------------------------------------
   EACH
 REPORTING            6  SHARED VOTING POWER
PERSON WITH              3,393,452
                         ------------------------------------------------------
                      7  SOLE DISPOSITIVE POWER
                         -0-
                         ------------------------------------------------------
                      8  SHARED DISPOSITIVE POWER
                         3,393,452
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,393,452
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*  / /

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.7%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     CO
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No 87183-91-0
Page 3 of 9 Pages

-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Hambrecht & Quist California
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  / /
     (b)  /X/
-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
-------------------------------------------------------------------------------
 NUMBER OF
  SHARES              5  SOLE VOTING POWER
BENEFICIALLY             -0-
  OWNED BY               ------------------------------------------------------
   EACH
 REPORTING            6  SHARED VOTING POWER
PERSON WITH              3,393,452
                         ------------------------------------------------------
                      7  SOLE DISPOSITIVE POWER
                         -0-
                         ------------------------------------------------------
                      8  SHARED DISPOSITIVE POWER
                         3,393,452
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,393,452
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*  / /

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.7%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     CO
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No 87183-91-0
Page 4 of 9 Pages

-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Hambrecht & Quist LLC
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  / /
     (b)  /X/
-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
-------------------------------------------------------------------------------
 NUMBER OF
  SHARES              5  SOLE VOTING POWER
BENEFICIALLY             -0-
  OWNED BY               ------------------------------------------------------
   EACH
 REPORTING            6  SHARED VOTING POWER
PERSON WITH              1,989,452
                         ------------------------------------------------------
                      7  SOLE DISPOSITIVE POWER
                         -0-
                         ------------------------------------------------------
                      8  SHARED DISPOSITIVE POWER
                         1,989,452
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,989,452
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*  / /

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.1%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     OO
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No 87183-91-0
Page 5 of 9 Pages

-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     H&Q SSA Investors, L.P.
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  / /
     (b)  /X/
-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
-------------------------------------------------------------------------------
 NUMBER OF
  SHARES              5  SOLE VOTING POWER
BENEFICIALLY             -0-
  OWNED BY               ------------------------------------------------------
   EACH
 REPORTING            6  SHARED VOTING POWER
PERSON WITH              1,404,000
                         ------------------------------------------------------
                      7  SOLE DISPOSITIVE POWER
                         -0-
                         ------------------------------------------------------
                      8  SHARED DISPOSITIVE POWER
                         1,404,000
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,404,000
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*  / /

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     2.9%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No 87183-91-0
Page 6 of 9 Pages

ITEM 1.

     (a)  NAME OF ISSUER:

     System Software Associates, Inc. (the "Issuer")

     (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     500 W. Madison, 32nd Floor
     Chicago, Illinois 60661

ITEM 2.

     (a)  NAMES OF PERSONS FILING:

     Reference is made to Item 1 of each of the cover pages of this Schedule, which Items are incorporated by reference herein.

     (b)  ADDRESS OF PRINCIPAL OFFICE:

     The address of each reporting person is One Bush Street, San Francisco, CA 94104

     (c)  CITIZENSHIP:

     Reference is made to Item 4 of each of the cover pages of this Schedule, which Items are incorporated by reference herein.

     (d)  TITLE OF CLASS OF SECURITIES:

     Common Stock, par value $0.0033 per share

     (e)  CUSIP NUMBER:

     87183-91-0

ITEM 3.   TYPE OF REPORTING PERSON:

     If this statement is filed pursuant to 240.13d-1(b) or 240.13d-29(b) or
(c), check whether the person filing is a:

     (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b)  [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [ ] Investment company as defined in section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  [ ]  An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E).

     (f) [ ] An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F).

     (g) [ ] A parent holding company or control person in accordance with 240.13d-1)b)(1)(ii)(G).

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

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CUSIP No. 87183-91-0
Page 7 of 9 Pages

     (i) [ ] A church plan that is excluded from the definition of an investment company under sectin 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

     (j)  [ ]  Group, in accordance with 240.13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to 240.13d-1(c), check this box [X].

ITEM 4.

     (a)  AMOUNT BENEFICIALLY OWNED:

     Reference is made to Items 5-9 and 11 of the cover pages to this Schedule, which Items are incorporated by reference herein. According to information contained in the Issuer's Annual Report on Form 10-K for the fiscal year ended October 31, 1997, there were 46,586,848 shares of Common Stock issued and outstanding as of January 22, 1998. As of both December 9, 1997 and January 22, 1998, H&Q SSA Investors, L.P. ("H&Q SSA Investors") held a total of 10,000 shares of Series A Preferred Stock of the Issuer which were immediately convertible into an aggregate of 1,404,000 shares of the Issuer's Common Stock. As of both December 9, 1997 and January 22, 1998, Hambrecht & Quist LLC ("H&Q LLC") held warrants to purchase an aggregate of 1,989,452 shares of the Issuer's Common Stock.

     The administrative general partner of H&Q SSA Investors is Hambrecht & Quist Management Corporation, a wholly owned subsidiary of Hambrecht & Quist California ("H&Q California"). In addition, the investment general partner of H&Q SSA Investors is a California limited liability company of which each of the members is an employee of H&Q LLC.

     H&Q LLC is wholly owned (in part indirectly) by H&Q California and H&Q California is a wholly owned subsidiary of Hambrecht & Quist Group ("H&Q Group").

     Because voting and investment decisions concerning the above securities may be made by or in conjunction with H&Q SSA Investors, H&Q LLC, H&Q California and H&Q Group, each of the reporting persons may be deemed a member of a group that shares voting and dispositive power over all of the above securities, in which case each reporting person would be deemed to have beneficial ownership of an aggregate of 3,393,452 shares of Common Stock, which represents beneficial ownership of 6.7% of the outstanding Common Stock (calculated in accordance with Rule 13d-3(d)(1)(i) of the Securities Exchange Act of 1934). Although reporting persons are reporting such securities as if they were members of a group, the filing of this Schedule shall not be construed as an admission by any reporting person that it is a beneficial owner of any securities other than those directly held by such reporting person.

     Under the definition of "beneficial ownership" in Rule 13d-3 under the Securities Exchange Act of 1934, it is also possible that the individual general partners, directors, executive officers, members and/or managers of the foregoing entities might be deemed "beneficial owners" of some or all of the securities to which this Schedule relates in that they might be deemed to share the power to direct the voting or disposition of such securities. Neither the filing of this Schedule nor any of its contents shall be deemed to constitute an admission that any of such individuals is, for any purpose, the beneficial owner of any of the securities to which this Schedule relates, and such beneficial ownership is expressly disclaimed.

     This Schedule does not include shares of Common Stock of the Issuer, if any, held by H&Q LLC in its trading account in its capacity as a market maker in the Issuer's Common Stock.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

           Inapplicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

           Inapplicable

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CUSIP No 87183-91-0
Page 8 of 9 Pages

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

          Inapplicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          Inapplicable

ITEM 9.   NOTICE OF DISSOLUTION OF THE GROUP:

          Inapplicable


ITEM 10.  CERTIFICATION:

      By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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CUSIP No 87183-91-0
Page 9 of 9 Pages

                              SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 1998

H&Q SSA INVESTORS, L.P.

By:  H&Q SSA INVESTMENT MANAGEMENT, LLC

     By:  /s/ Patrick J. Allen
        ---------------------------------------
        Patrick J. Allen
        Member


HAMBRECHT & QUIST LLC

By:   /s/ Patrick J. Allen
   --------------------------------------------
   Patrick J. Allen
   Chief Financial Officer


HAMBRECHT & QUIST CALIFORNIA

By:  /s/ Patrick J. Allen
   --------------------------------------------
   Patrick J. Allen
   Chief Financial Officer


HAMBRECHT & QUIST GROUP

By:  /s/ Patrick J. Allen
   --------------------------------------------
   Patrick J. Allen
   Chief Financial Officer

                        EXHIBIT INDEX

EXHIBIT NO.           DESCRIPTION                         PAGE NO.
-----------           -----------                         --------
    A                 Joint Filing Undertaking                11

                            Exhibit A

                   JOINT FILING UNDERTAKING


      The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to the Schedule 13G to evidence the agreement of the below-named parties, in accordance with rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule, as it may be amended, jointly on behalf of each of such parties.

Dated:    February 12, 1998


H&Q SSA INVESTORS, L.P.

By:  H&Q SSA INVESTMENT MANAGEMENT, LLC

     By:  /s/ Patrick J. Allen
        ----------------------------------------
        Patrick J. Allen
        Member


HAMBRECHT & QUIST LLC

By:  /s/ Patrick J. Allen
   ---------------------------------------------
   Patrick J. Allen
   Chief Financial Officer


HAMBRECHT & QUIST CALIFORNIA

By:  /s/ Patrick J. Allen
   ---------------------------------------------
   Patrick J. Allen
   Chief Financial Officer


HAMBRECHT & QUIST GROUP

By:  /s/ Patrick J. Allen
   ---------------------------------------------
   Patrick J. Allen
   Chief Financial Officer